Exhibit 99.1

IAC is Now People Incorporated with New Ticker Symbol

Shares will begin trading under new Nasdaq stock symbol “PPLI” effective at market open today

NEW YORK—June 4, 2026—Today People Incorporated, formerly IAC (Nasdaq: IAC), announced its legal name change and that the Company’s common stock, listed on the Nasdaq Capital Market, will begin trading under the new ticker symbol PPLI, effective at market open today June 4, 2026. People Incorporated is the public entity that owns America’s largest publisher People Inc., and a significant minority stake in MGM Resorts International.

The planned name change was previously announced in a Letter to Shareholders on April 28, 2026.

The ticker change takes effect on June 4, 2026. No action is required by shareholders. The Company’s common stock will continue to trade on the Nasdaq and its CUSIP number will remain unchanged. Investors can visit ir.people-incorporated.com for further company information.

About People Incorporated

People Incorporated (Nasdaq: PPLI) is the owner of America’s largest publisher, People Inc., home to more than 40 celebrated brands including PEOPLE, Food & Wine, Travel + Leisure, InStyle, Better Homes & Gardens, and Southern Living, attracting a total of 175 million consumers each month. The company also holds a significant minority stake in MGM Resorts International, reflecting our belief in the power and potential of businesses built around enduring consumer brands and iconic, real-world experiences.

People Incorporated represents the latest evolution in a long tradition of entrepreneurial ownership, disciplined capital allocation, and opportunistic value creation. Over three decades, the company has built, operated, invested in, and spun off many of the internet and media industry’s defining businesses, and that same spirit of opportunism drives us today. People Incorporated is headquartered in New York City. Visit ir.people-incorporated.com.

Contact Us

People Incorporated Investor Relations

Mark Schneider

(212) 314-7400

People Incorporated Corporate Communications

Valerie Combs

(212) 314-7251